Exhibit 99.1

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Matt Steinberg
(212) 850-5600

MILLER INDUSTRIES REPORTS 2014 SECOND QUARTER RESULTS

CHATTANOOGA, Tennessee, August 6, 2014 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the second quarter ended June 30, 2014.
For the second quarter of 2014, net sales were $122.4 million, an increase of 15.7%, compared to $105.8 million for the second quarter of 2013. Net income in the second quarter of 2014 was $3.4 million, or $0.30 per diluted share, an increase of 16.8%, compared to net income of $2.9 million, or $0.26 per diluted share, in the prior year period.
Gross profit for the second quarter of 2014 was $12.5 million, or 10.2% of net sales, compared to $11.7 million, or 11.1% of net sales, for the second quarter of 2013.  For the second quarter of 2014, selling, general and administrative expenses were $7.0 million, or 5.7% of net sales, compared to $7.2 million, or 6.8% of net sales, in the prior year period.
For the six-month period ended June 30, 2014, net sales were $226.6 million, an increase of 18.8% compared to $190.8 million in the prior year period.  The Company reported net income of $5.8 million, or $0.51 per diluted share, for the first half of 2014, compared to net income for the first half of 2013 of $4.2 million, or $0.38 per diluted share.
The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share, payable September 22, 2014, to shareholders of record at the close of business on September 15, 2014.

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MILLER INDUSTRIES REPORTS 2014 SECOND QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, Co-CEO of the Company, stated, “Our second quarter performance reflected strong sales growth driven by positive consumer demand and an improving market environment.  We continued to see rising demand for our products across the markets we serve as supported by our growing orders and expanding backlog levels.  Additionally, our continued focus on efficient operations kept our costs down and enhanced our profitability.”
Mr. Badgley added, “As a result of the increased order flow and strengthening economic environment, we were able to efficiently ramp up our operations to keep in line with demand, a testament to our operational flexibility.  Domestically, we remained active in bidding for new contracts and awards, and continued to invest in our industry-leading product offerings.  On an international level, our efforts to expand geographically gained traction in the quarter.  We continued to make in-roads to new markets by actively quoting and bidding on attractive global projects, as well as generating increased interest for our products and capabilities.”
Mr. Badgley concluded, “Overall, we are pleased with our performance in the quarter as we continued to see solid growth across our business under improving, but still challenging, economic conditions.  Our commitment to expand our presence both domestically and internationally has positioned us well for the long-term.  By investing in our industry-leading product-line, continuing to bid on new contracts, growing our backlog, and meeting and exceeding our customers’ needs, we are seeing a greater number of opportunities.  We remain confident in our long-term business outlook.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, August 7, 2014, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=100170

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through August 15, 2014.  The replay number is (877) 344-7529, Passcode 10050294.

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MILLER INDUSTRIES REPORTS 2014 SECOND QUARTER RESULTS	PAGE 3

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customer’s access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2013, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30			Six Months Ended June 30
			%			%
	2014	2013	Change	2014	2013	Change
NET SALES	$122,432	$105,834	15.7%	$226,600	$190,784	18.8%

COSTS OF OPERATIONS	109,922	94,104	16.8%	203,152	170,420	19.2%

GROSS PROFIT	12,510	11,730	6.6%	23,448	20,364	15.1%

OPERATING EXPENSES:

Selling, General and Administrative Expenses	6,964	7,220	-3.5%	14,130	13,919	1.5%

Interest Expense, Net	126	84	50.0%	196	151	29.8%

Other (Income) Expense	55	18	205.6%	117	(5)	N/A

Total Operating Expenses	7,145	7,322	-2.4%	14,443	14,065	2.7%

INCOME BEFORE INCOME TAXES	5,365	4,408	21.7%	9,005	6,299	43.0%

INCOME TAX PROVISION	1,978	1,619	22.2%	3,318	2,303	44.1%

NET INCOME	3,387	2,789	21.4%	5,687	3,996	42.3%

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	--	112	N/A	66	233	-71.7%

NET INCOME ATTRIBUTABLE TO MILLER INDUSTRIES, INC.	$3,387	$2,901	16.8%	$5,753	$4,229	36.0%

BASIC INCOME PER COMMON SHARE	$0.30	$0.26	15.4%	$0.51	$0.38	34.2%

DILUTED INCOME PER COMMON SHARE	$0.30	$0.26	15.4%	$0.51	$0.38	34.2%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.14	7.1%	$0.30	$0.28	7.1%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,301	11,233	0.6%	11,293	11,216	0.7%
DILUTED	11,354	11,318	0.3%	11,354	11,317	0.3%